      As filed with the Securities and Exchange Commission on May 15, 2003

                                             Registration No. 333 - ____________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         TANDY BRANDS ACCESSORIES, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                                       75-2349915
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                690 EAST LAMAR BLVD., SUITE 200, ARLINGTON, TEXAS
                    (Address of principal executive offices)
                                      76011
                                   (zip code)

                         TANDY BRANDS ACCESSORIES, INC.
                                2002 OMNIBUS PLAN
                            (Full title of the plan)

                                MARK J. FLAHERTY
                         690 EAST LAMAR BLVD., SUITE 200
                             ARLINGTON, TEXAS 76011
                     (Name and address of agent for service)

                                 (817) 548-0090
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


                                                              Proposed           Proposed
                  Title of                     Amount          Maximum            Maximum           Amount of
                 Securities                    To be        Offering Price       Aggregate        Registration
              To be Registered               Registered      Per Share(1)     Offering Price(1)        Fee
--------------------------------------------------------------------------------------------------------------------
   Common Stock, $1.00 par value per share   1,548,026         $10.2750        $15,905,967.15       $1,286.79
--------------------------------------------------------------------------------------------------------------------




(1) Calculated pursuant to paragraphs (c) and (h) of Rule 457, based upon the average of the high and low prices of Tandy Brands Accessories, Inc.'s common stock on May 13, 2003 (as reported on the Nasdaq National Market).

================================================================================

                                EXPLANATORY NOTE

     We are filing this registration statement on Form S-8 (this "Registration Statement") to register shares of our common stock, par value $1.00 per share ("Common Stock"), issuable upon the exercise of awards granted under the Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the "Plan"). The Plan is intended to replace all of our employee and director stock option plans that existed as of October 16, 2002 with respect to future stock option grants. We will not grant or issue any additional stock options under or pursuant to any of such stock option plans as the shares (totaling approximately 398,588 as of October 16, 2002) authorized and reserved for issuance pursuant to future option grants under such option plans were transferred to the Plan and are authorized and reserved for issuance thereunder. In addition, all shares of Common Stock authorized and reserved for issuance on the exercise of stock options outstanding as of October 16, 2002 under such stock option plans will automatically be authorized and reserved for issuance under the Plan if such options are forfeited, terminated, settled in cash in lieu of Common Stock, exchanged for awards that do not involve Common Stock, or expire unexercised. Thus, the total number of shares authorized for issuance under the Plan is 398,588 plus an indeterminate number of shares of Common Stock which may be included under the Plan when options outstanding under our previously existing stock option plans are cancelled or expire. Based on the foregoing, we have estimated the total number of shares registrable in connection with the Plan to be 1,548,026.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 (the "Securities Act") is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     We incorporate by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission") as of their respective filing dates:

(a) our Annual Report on Form 10-K (File No. 000-18927) for the year ended June 30, 2002;

(b) our Quarterly Reports on Form 10-Q (File No. 000-18927) for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003;

(c) our Current Reports on Form 8-K (File No. 000-18927) filed on August 16, 2002, October 17, 2002, January 22, 2003 and April 17, 2003 (but
     specifically excluding those portions merely furnished to the Commission under Item 9 or Item 12 thereof); and

(d) the description of the our Common Stock contained in our registration statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable. Our Common Stock has been registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DELAWARE GENERAL CORPORATION LAW (the "DGCL")
                                       ----

     Section 145(a) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

CERTIFICATE OF INCORPORATION

     Our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, the liability of our directors, in addition to the limitation on personal liability provided in our Certificate of Incorporation, will be limited to the fullest extent permitted by the DGCL, as amended. Further, any repeal or modification of such provision of our Certificate of Incorporation by our stockholders will be prospective only, and will not adversely affect any limitation on the personal liability of our directors existing at the time of such repeal or modification.

BYLAWS

     Our Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of Tandy Brands Accessories, Inc. or is or was serving or has agreed to serve at our request as a director or officer, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by us to the fullest extent authorized by
Section 145 of the DGCL, as in effect or as it may be amended from time to time, against all reasonable expenses incurred by, imposed upon or resulting from any action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of Tandy Brands Accessories, Inc. or any of our subsidiaries, or of any other corporation at our request. Such indemnity shall inure to the benefit of his or her heirs, executors and administrators. We may also make such reimbursement in the event of a settlement of any such action, suit or proceedings prior to final adjudication when such settlement appears to be in our interest.

INDEMNIFICATION AGREEMENTS

     We have entered into Indemnification Agreements pursuant to which we have agreed to indemnify certain of our directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to our directors and officers in connection with any such suit or proceeding.

INSURANCE

     We have obtained a directors' and officers' liability insurance policy insuring our directors and officers against certain losses resulting from wrongful acts committed by them in their capacities as directors and officers of Tandy Brands Accessories, Inc., including liabilities arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
4.1               Certificate of Incorporation of Tandy Brands Accessories, Inc.  (incorporated herein by reference to Exhibits 3.1 and 4.1 to Tandy Brands Accessories, Inc.'s Registration Statement on Form S-1
                  filed on November 2, 1990 (No. 33-37588)).

4.2               Bylaws of Tandy Brands Accessories, Inc.  (incorporated herein by reference to Exhibit 3.2 to
                  Tandy Brands Accessories, Inc.'s Registration Statement on Form S-1 filed on November 2, 1990 (No.
                  33-37588)).

4.3               Amendment No. 1 to Bylaws of Tandy Brands Accessories, Inc.  (incorporated herein by reference to
                  Exhibit 3.3 to Tandy Brands Accessories, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2002).

4.4               Form of Common Stock Certificate of Tandy Brands Accessories, Inc. (incorporated herein by reference to Exhibit 4.2 to Tandy Brands Accessories, Inc.'s Registration Statement on Form S-1
                  filed on December 31, 1990 (No. 33-37588)).

4.5               Amended and Restated Rights Agreement dated as of October 19, 1999 between Tandy Brands
                  Accessories, Inc. and Bank Boston, N.A. (incorporated herein by reference to Exhibit 4 to Tandy
                  Brands Accessories, Inc.'s Current Report on Form 8-K filed on November 2, 1999).

4.6               Amendment to Amended and Restated Rights Agreement dated as of October 16, 2001 between Tandy
                  Brands Accessories, Inc. and Fleet National Bank (formerly Bank Boston, N.A.) (incorporated herein by reference to Exhibit 4.7 to Tandy Brands Accessories, Inc.'s Quarterly Report on Form 10-Q for
                  the three months ended March 31, 2002).

4.7               Form of Rights Certificate of Tandy Brands Accessories, Inc. (incorporated herein by reference to
                  Exhibit 4 to Tandy Brands Accessories, Inc.'s Current Report on Form 8-K filed on November 2, 1999).

5.1               Opinion of Winstead Sechrest & Minick P.C.*

23.1              Consent of Ernst & Young LLP.*

23.2              Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1).*

24.1              Power of Attorney (included on page 9).*

99.1              Tandy Brands Accessories, Inc. 2002 Omnibus Plan  (incorporated herein by reference to Exhibit
                  10.24 to Tandy Brands Accessories, Inc.'s Quarterly Report on Form 10-Q for the three months ended
                  September 30, 2002).

*                 Filed herewith.

ITEM 9.  UNDERTAKINGS.

     (1)  We hereby undertake:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or
          Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, Tandy Brands Accessories, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Arlington, State of Texas, as of May 15, 2003.

                                                  TANDY BRANDS ACCESSORIES, INC.


                                              By:  /s/ J.S.B. Jenkins
                                                   -----------------------------
                                                   J.S.B. Jenkins, President and
                                                   Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints J.S.B. Jenkins and Mark J. Flaherty, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 15, 2003.


/s/ J.S.B. Jenkins                                      /s/ Gene Stallings
------------------------------------------------        ------------------------
J.S.B. Jenkins                                          Gene Stallings
President, Chief Executive Officer and                  Director
Director (Principal Executive Officer)

/s/ James F. Gaertner                                   /s/ Roger R. Hemminghaus
------------------------------------------------        ------------------------
James F. Gaertner                                       Roger R. Hemminghaus
Director and Chairman of the Board                      Director

/s/ Colombe M. Nicholas                                 /s/ Mark J. Flaherty
------------------------------------------------        ------------------------
Colombe M. Nicholas                                     Mark J. Flaherty
Director                                                Chief Financial Officer
                                                        (Principal Financial and
                                                        Accounting Officer)
/s/ C.A. Rundell, Jr.
------------------------------------------------
C.A. Rundell, Jr.
Director

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

4.1               Certificate of Incorporation of Tandy Brands Accessories, Inc.  (incorporated herein by reference to Exhibits 3.1 and 4.1 to Tandy Brands Accessories, Inc.'s Registration Statement on Form S-1
                  filed on November 2, 1990 (No. 33-37588)).

4.2               Bylaws of Tandy Brands Accessories, Inc.  (incorporated herein by reference to Exhibit 3.2 to
                  Tandy Brands Accessories, Inc.'s Registration Statement on Form S-1 filed on November 2, 1990 (No.
                  33-37588)).

4.3               Amendment No. 1 to Bylaws of Tandy Brands Accessories, Inc.  (incorporated herein by reference to
                  Exhibit 3.3 to Tandy Brands Accessories, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2002).

4.4               Form of Common Stock Certificate of Tandy Brands Accessories, Inc. (incorporated herein by reference to Exhibit 4.2 to Tandy Brands Accessories, Inc.'s Registration Statement on Form S-1
                  filed on December 31, 1990 (No. 33-37588)).

4.5               Amended and Restated Rights Agreement dated as of October 19, 1999 between Tandy Brands
                  Accessories, Inc. and Bank Boston, N.A. (incorporated herein by reference to Exhibit 4 to Tandy
                  Brands Accessories, Inc.'s Current Report on Form 8-K filed on November 2, 1999).

4.6               Amendment to Amended and Restated Rights Agreement dated as of October 16, 2001 between Tandy
                  Brands Accessories, Inc. and Fleet National Bank (formerly Bank Boston, N.A.) (incorporated herein by reference to Exhibit 4.7 to Tandy Brands Accessories, Inc.'s Quarterly Report on Form 10-Q for
                  the three months ended March 31, 2002).

4.7               Form of Rights Certificate of Tandy Brands Accessories, Inc. (incorporated herein by reference to
                  Exhibit 4 to Tandy Brands Accessories, Inc.'s Current Report on Form 8-K filed on November 2, 1999).

5.1               Opinion of Winstead Sechrest & Minick P.C.*

23.1              Consent of Ernst & Young LLP.*

23.2              Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1).*

24.1              Power of Attorney (included on page 9).*

99.1              Tandy Brands Accessories, Inc. 2002 Omnibus Plan  (incorporated herein by reference to Exhibit
                  10.24 to Tandy Brands Accessories, Inc.'s Quarterly Report on Form 10-Q for the three months ended
                  September 30, 2002).

*                 Filed herewith.
